EXHIBIT 3.1
(TRANSLATION)
ARTICLES OF INCORPORATION
CHUO MITSUI TRUST HOLDINGS, INC.

(TRANSLATION)
ARTICLES OF INCORPORATION
CHAPTER I. GENERAL PROVISIONS
Article 1.               (Trade Name)
             The name of the Company shall be CHUO MITSUI TRUST HOLDINGS KABUSHIKI KAISHA, which shall be written as Chuo Mitsui Trust Holdings, Inc., in English.
Article 2.               (Purposes)
             The purposes of the Company shall be to engage in the following businesses as a bank holding company:
1.	Management of banks, trust banks, specialized securities companies, insurance companies and other companies that are permitted to become, or to be established as, subsidiaries under the Banking Act; and

2.	Any business incidental to the business mentioned in the preceding Item.
Article 3.               (Location of Head Office)
            The Company shall have its head office in Minato-ku, Tokyo.
Article 4.               (Governing Bodies)
            The Company shall have the following governing bodies in addition to general meetings of shareholders and Directors:
1.	Board of Directors;

2.	Auditors;

3.	Board of Auditors; and

4.	Accounting Auditor.
Article 5.               (Method of Public Notice)
            Public notices given by the Company shall be electronic public notices; provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be made by placing them in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II. SHARES
Article 6.               (Total number of Shares Authorized to be Issued)
            The total number of shares authorized to be issued by the Company shall be four billion one hundred and ninety-three million three hundred and thirty-two thousand four hundred and thirty-six (4,193,332,436) shares, the detail of which shall be as set forth below.
            Common stock: 4,068,332,436 shares
            Class V preferred stock: 62,500,000 shares
            Class VI preferred stock: 62,500,000 shares
Article 7.               (Number of Shares Constituting One Unit)
            The number of shares constituting one unit of shares of the Company shall, with respect to all classes of shares, be one thousand (1,000) shares.
Article 8.               (Purchase of Shares Constituting Less Than One Unit)
            A shareholder of shares constituting less than one unit may request the Company to sell to the shareholder such number of shares that will, when combined with the shares less than one unit already held by such shareholder, constitute one unit pursuant to the Share Handling Regulations.
Article 9.                (Record Date)
            In addition to the record dates provided for in these Articles of Incorporation, the Company may, by a resolution of the Board of Directors, fix a record date whenever necessary upon giving prior public notice.
Article 10.               (Administrator of Shareholder Registry)
1.         The Company shall have an Administrator of Shareholder Registry.
2.         The Administrator of Shareholder Registry and its place of share handling business shall be decided by a resolution of the Board of Directors and a public notice thereof shall be given.
3.         Preparing, keeping and other administrative matters of, or relating to, the register of shareholders and the register of stock acquisition rights of the Company shall be entrusted to the Administrator of Shareholder Registry, and the Company shall not handle any such matters.

Article 11.               (Share Handling Regulations)
            Matters pertaining to the handling of shares of the Company and the fees therefor shall be governed by the Share Handling Regulations to be enacted by the Board of Directors, in addition to laws and ordinances or these Articles of Incorporation.
CHAPTER III. PREFERRED STOCK
Article 12.               (Preferred Dividends)
1.         In the case of payment of dividends from surplus as provided for in Article 49, Paragraph 1 hereof, the Company shall pay to the holders of shares of preferred stock (hereinafter referred to as the “Preferred Shareholders”) or registered stock pledgees with respect to shares of preferred stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (hereinafter referred to as the “Common Shareholders”) or registered stock pledgees with respect to shares of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”) cash dividends from surplus in an amount as provided below (hereinafter referred to as the “Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends as provided for in the next Article or preferred dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid at the record date belonging to the fiscal year which includes the dividend record date, the amount so paid shall be subtracted from the Preferred Dividends:

Class V preferred stock:	For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class V preferred stock shall be JPY 1,600.
Class VI preferred stock:	For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate, or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum, and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class VI preferred stock shall be JPY 1,600.
2.         If the amount of dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to the subsequent fiscal years.

3.         The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
Article 13.               (Preferred Interim Dividends)
            In the case of payment of interim dividends as provided for in Article 50 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, one-half of the amount of the Preferred Dividends (hereinafter referred to as the “Preferred Interim Dividends”); provided, however, that if preferred dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid prior to the record date for the interim dividend, to the Preferred Shareholders of record as of the record date belonging to the same fiscal year, the amount so paid shall be subtracted from the Preferred Interim Dividends.
Article 14.               (Distribution of Residual Assets)
1.         In the case of distribution of residual assets, the Company shall pay the following amounts to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees;

Class V preferred stock:	For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).
Class VI preferred stock:	For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).
2.         Other than a distribution provided for in the preceding Paragraph, no liquidation distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
Article 15.               (Voting Rights)
            The Preferred Shareholders shall not be entitled to vote at a general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the ordinary general meeting of shareholders in case an agendum to the effect that the Preferred Dividends as provided for in Article 12, Paragraph 1 hereof (hereinafter the same shall apply in this Article) shall be paid to the Preferred Shareholders is not submitted to such meeting or (ii) the closing of the ordinary general meeting of shareholders in case such agendum is rejected at such meeting, through the time when the resolution is made to the effect that the Preferred Dividends shall be paid to the Preferred Shareholders.

Article 16.               (Consolidation or Splits of Shares; Allotment of Offered Shares, etc.)
1.         Unless otherwise provided by laws and ordinances, no consolidation or splits of shares shall be made with respect to shares of preferred stock.
2.         The Company shall not give the Preferred Shareholders any rights to receive an allotment of offered shares or stock acquisition rights with respect to offered shares or stock acquisition rights. Furthermore the Company shall not make free distribution of any shares of stock or stock acquisition rights to the Preferred Shareholders.
Article 17.               (Provisions for Acquisition)
          In respect of the Class V preferred stock and the Class VI preferred stock, the Company may, on or after such day as shall be separately determined by the Board of Directors, acquire all or part of such preferred stock in exchange for an amount of cash as deemed appropriate considering the prevailing market conditions and the amount of liquidation distributions of residual assets pertaining to such preferred stock, etc., as determined by a resolution of the Board of Directors by the time of first issuance of the shares of such preferred stock. In the event that a part of the shares of such preferred stock is acquired, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.
Article 18.               (Order of Priority)
          All classes of preferred stock issued by the Company shall rank pari passu with each other with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Dividends of Surplus pursuant to Article 49, Paragraph 2 thereof, and residual assets.
CHAPTER IV. GENERAL MEETINGS OF SHAREHOLDERS
Article 19.               (Convocation)
1.         An ordinary general meeting of shareholders shall be convened within three (3) months after the close of each fiscal year and an extraordinary general meeting of shareholders may be convened whenever necessary.
2.         An ordinary general meeting of shareholders shall be held in Tokyo’s 23 wards.
Article 20.               (Record Date for Exercise of Voting Rights at Ordinary General Meetings of Shareholders)
1.         The record date for voting rights exercisable at the ordinary general meeting of shareholders shall be March 31 of each year.
2.         With respect to the subject matters of an ordinary general meeting of shareholders, if a resolution of a general meeting of holders of classes of stock consisting of holders of certain classes of stock is required to make such subject matters effective under the provisions of Article 322, Paragraph 1 of the Companies Act, the record date for voting rights exercisable at such general meetings of holders of classes of stock shall be the same as the record date for voting rights exercisable at such ordinary general meeting of shareholders.
Article 21.               (Person Authorized to Convene Meetings and Chairman Thereof)
1.         Unless otherwise provided for by laws and ordinances, general meetings of shareholders shall be convened by the President pursuant to a resolution of the Board of Directors. Should the President fail or be unable to act, another Director shall convene general meetings of shareholders in accordance with the order determined in advance by the Board of Directors.
2.         General meetings of shareholders shall be presided over by the President. In case the President is unable to act, another Director shall act in his/her place in accordance with the order previously determined by the Board of Directors.
Article 22.               (Disclosure by Internet of Reference Documents, etc. for General Meetings of Shareholders and Deemed Provision)
            In connection with convocation of a general meeting of shareholders, the Company may deem that the information relating to the matters to be described or shown in the reference documents for the general meeting of shareholders, the business report, the financial statements and the consolidated financial statements, be provided to the shareholders by disclosing such information on the internet as provided in the relevant Ministerial Ordinance of the Ministry of Justice.
Article 23.               (Method of Resolutions)
1.         Unless otherwise provided for by laws and ordinances or by these Articles of Incorporation, resolutions at general meetings of shareholders shall be adopted by a majority of all the voting rights held by the shareholders present thereat who are entitled to exercise the voting rights.
2.         A resolution under Article 309, Paragraph 2 of the Companies Act shall be adopted by two thirds or more of the voting rights held by the shareholders present at a general meeting of shareholders who hold at least one third of the voting rights held by all the shareholders of the Company who are entitled to exercise the voting rights.
Article 24.               (Exercise of Voting Rights by Proxy)
1.         The voting rights of a shareholder may be exercised by one (1) proxy who is also a shareholder of the Company entitled to exercise voting rights at the relevant general meeting of shareholders.
2.         In case of the preceding Paragraph, the shareholder or the proxy shall submit to the Company a document evidencing his/her power of representation at each general meeting of shareholders.

Article 25.               (Minutes of General Meetings of Shareholders)
            The gist of proceedings and the results of general meetings of shareholders, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes.
Article 26.               (Class Shareholders Meetings)
            The provisions of Article 19, Paragraph 2, and Articles 21, 23 and 24 and previous Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.
CHAPTER V. DIRECTORS AND BOARD OF DIRECTORS
Article 27.               (Number of Directors)
            The Company shall have not more than ten (10) Directors.
Article 28.              (Election or Removal of Directors)
1.         Directors shall be elected or removed at a general meeting of shareholders.
2.         A resolution for the election of Directors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of the voting rights of all the shareholders who are entitled to exercise the voting rights. Such resolution may not be adopted by cumulative voting.
3.         A resolution for the removal of Directors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of the voting rights of all the shareholders who are entitled to exercise the voting rights.
Article 29.               (Term of Office of Directors)
The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one (1) year after the election of the Director.
Article 30.               (Representative Director)
            The Board of Directors shall, by its resolution, elect one (1) or more Representative Director(s), from among the Directors.

Article 31.               (Chairman of the Board, President, Deputy President, Senior Managing Director and Managing Director)
            The Board of Directors shall, by its resolution, elect one (1) President from among the Representative Director(s), and, in addition, may elect one (1) Chairman of the Board, one (1) or more Deputy President(s), Senior Managing Director(s) and Managing Director(s) from among the Directors, in case the need arises.
(1)	The Chairman of the Board shall supervise the Board of Directors.

(2)	The President shall execute the business of the Company in accordance with the resolutions of the Board of Directors.

(3)	The Deputy President(s) shall assist the President to execute the business of the Company and shall act in his/her place in accordance with the order previously determined, in case the President is unable to act.

(4)	The Senior Managing Director(s) shall assist the President and the Deputy President(s) to execute the business of the Company and shall act in their place in the order previously determined, in case all of the President and the Deputy President(s) are unable to act.

(5)	The Managing Director(s) shall assist the President, the Deputy President(s) and the Senior Managing Director(s) to execute the business of the Company and shall act in their place in the order previously determined, in case the President, the Deputy President(s) and the Senior Managing Director(s) are all unable to act.
Article 32.               (Convocation of Meetings of the Board of Directors)
1.         Meetings of the Board of Directors shall be convened and presided over by the Chairman of the Board.
2.         In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the President, the Deputy President(s), the Senior Managing Director(s), the Managing director(s) or the Directors shall act in his/her place in accordance with the order previously determined.
3.         Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.
4.         Meetings of the Board of Directors may be held without taking the procedures of convocation with the consent of all Directors and Auditors.
Article 33.               (Method of Resolutions)
1.         Unless otherwise provided for by laws and ordinances, resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of all of the Directors are present, by a majority of the votes of such Directors present at such meeting.

2.         In the event that a Director makes a proposal with respect to a matter to be resolved at a meeting of the Board of Directors and all Directors who are entitled to vote on such proposal agree affirmatively in writing or by electronic means, it shall be deemed that a resolution of a meeting of the Board of Directors has been made to approve such proposal unless any Auditor objects to such proposal.
Article 34.               (Minutes of Meetings of the Board of Directors)
The gist of proceedings and the results of meetings of the Board of Directors, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes, and the Directors and Auditors present at the relevant meeting shall affix their names and seals thereon or their electronic signatures thereto.
Article 35.               (Regulations of the Board of Directors)
Matters pertaining to the Board of Directors shall be governed by the Regulations of the Board of Directors to be enacted by the Board of Directors, in addition to laws and ordinances and these Articles of Incorporation.
CHAPTER VI. AUDITORS AND BOARD OF AUDITORS
Article 36.               (Number of Auditors)
            The Company shall have not more than six (6) Auditors.
Article 37.              (Election or Removal of Auditors)
1.         Auditors shall be elected or removed at a general meeting of shareholders.
2.         A resolution for the election of Auditors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of voting rights of all the shareholders who are entitled to exercise the voting rights.
3.         A resolution for the removal of Auditors shall be adopted at a general meeting of shareholders by two thirds or more of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of voting rights of all the shareholders who are entitled to exercise the voting rights.
Article 38.               (Term of Office of Auditors)
1.         The term of office of an Auditor shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within four (4) years after the election of the Auditor.
2.         The term of office of an Auditor elected to fill a vacancy created by the retirement of an Auditor before expiration of his/her term of office shall be the same as the remaining term of office of the retired Auditor.

Article 39.               (Full-time Auditors)
            The Board of Auditors shall, by its resolution, elect full-time Auditor(s) from among the Auditors.
Article 40.              (Convocation of Meetings of the Board of Auditors)
1.         Meetings of the Board of Auditors shall be convened by each Auditor.
2.         Notice of a meeting of the Board of Auditors shall be dispatched to each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.
3.         Meetings of the Board of Auditors may be held without taking the procedures of convocation with the consent of all Auditors.
Article 41.               (Method of Resolutions)
            Unless otherwise provided for by laws and ordinances, resolutions of the Board of Auditors shall be adopted by a majority of the votes of all Auditors.
Article 42.               (Minutes of Meetings of the Board of Auditors)
            The gist of proceedings and the results of meetings of the Board of Auditors, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes, and the Auditors present at the relevant meeting shall affix their names and seals thereon or their electronic signatures thereto.
Article 43.               (Regulations of the Board of Auditors)
            Matters pertaining to the Board of Auditors shall be governed by the Regulations of the Board of Auditors to be enacted by the Board of Auditors, in addition to laws and ordinances and these Articles of Incorporation.
Article 44.               (Limitation of Liability Agreement with Outside Auditors)
            The Company may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, execute agreements with Outside Auditors to the effect that, if such Outside Auditors are without knowledge and are not grossly negligent in performing their duties, the liability of the Outside Auditors under Article 423, Paragraph 1 of the said Act shall be limited to the minimum liability amount set forth in Article 425, Paragraph 1 of the said Act.

CHAPTER VII. ACCOUNTING AUDITOR
Article 45.               (Election of Accounting Auditor)
            The Accounting Auditor shall be elected at a general meeting of shareholders.
Article 46.               (Term of Office of Accounting Auditor)
1.         The term of office of the Accounting Auditor shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one (1) year after the election of the Accounting Auditor.
2.         The Accounting Auditor shall be deemed to have been reappointed at the ordinary general meeting of shareholders mentioned in the preceding Paragraph unless otherwise resolved thereat.
CHAPTER VIII. ACCOUNTS
Article 47.               (Fiscal Year)
            The fiscal year of the Company shall be one (1) year, commencing on April 1 of each year and ending on March 31 of the following year.
Article 48.               (Acquisition of Own Shares)
            Unless otherwise provided for by laws and ordinances, the Company may determine by a resolution of the Board of Directors to acquire its own shares as provided for in Article 459, Paragraph 1, Item 1 of the Companies Act.
Article 49.               (Record Date for Payment of Dividends from Surplus)
1.         The record date for dividends from surplus of the Company shall be March 31 of each year.
2.         In addition to the preceding Paragraph, the Company may distribute dividends from surplus by designating a record date.
Article 50.               (Interim Dividends)
            The Company may, by a resolution of the Board of Directors, distribute dividends from surplus under Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as the “Interim Dividends”) to the shareholders or the registered stock pledgees appearing or recorded on the final register of shareholders at the close of September 30 of each year.

Article 51.               (Period of Limitations for Dividends)
            If any dividends remain unreceived after expiration of five years from the day on which such dividends shall have become due and payable, the Company shall be relieved of its obligation to pay such dividends.

Establishment	:	February 1, 2002
Amendment	:	June 27, 2002
Amendment	:	June 27, 2003
Amendment	:	June 29, 2004
Amendment	:	June 29, 2006
Amendment	:	June 28, 2007
Amendment	:	June 27, 2008
Amendment	:	June 26, 2009
Amendment	:	June 29, 2010